Exhibit 99

Contact:	Richard Wasielewski
Nortech Systems, Inc.
(952) 345-2244
or
Jan W. Drymon
The Carideo Group, Inc.
(612) 317-2881 / jan@carideogroup.com

March 5, 2008

Nortech Systems Reports Fourth Quarter, Fiscal 2007 Year-End Results;

Net income up 16 percent for quarter, 20 percent for year

MINNEAPOLIS — Nortech Systems Inc. (Nasdaq: NSYS) today reported net sales of $29.3 million for the fourth quarter ended December 31, 2007, up 6 percent over net sales of $27.7 million for the comparable period in 2006.  Operating income was $1.1 million for the quarter, up 47 percent from $766,162 for the fourth quarter of 2006.  Quarterly net income totaled $504,113, or $0.19 per diluted common share, compared with $434,578, or $0.16 per diluted common share, for the fourth quarter of 2006.

For the year ended December 31, 2007, the company reported record net sales of $118.1 million, compared with $105.1 million for the 2006 fiscal year, an increase of 12 percent.  Operating income for fiscal 2007 increased 38 percent, to $3.6 million, from $2.6 million for fiscal 2006.  Net income for the 2007 fiscal year increased 20 percent to $1.6 million or $0.58 per diluted common share, compared with $1.3 million, or $0.49 per diluted common share, for the 2006 fiscal year.

“Last year’s accomplishments were highlighted by a successful acquisition and the launch of our lean manufacturing initiative,” said Mike Degen, Nortech’s president and CEO.  “These activities helped grow our revenue and strengthen our operations, delivering solid financial results both quarterly and annually.”

The acquisition of a printed circuit board assembly operation in Garner, Iowa, in February 2007 added valuable capabilities and customers in new markets including agriculture and oil and gas.  Nortech’s lean manufacturing initiative was fully deployed at its Aerospace Systems operations last year with some positive impacts occurring during 2007.  Rollouts are planned at other Nortech locations during 2008.

“Our backlog position ended the year strong across our company, positioning us well for the first quarter,” remarked Degen.  To continue growing revenue, he said Nortech’s sales and customer service personnel are focused on providing superior account management and capitalizing on the company’s value-added services and total supply chain solution model.

Conference Call

Nortech Systems will hold a conference call at 10:00 a.m. (CT) on Thurs., March 6, 2008, to discuss the company’s fourth quarter and year-end results, which will be released after the market closes on March 5.

Anyone interested in participating in the conference can access the call by dialing 877-407-8033 (United States) or 201-689-8033 (International).  An audio webcast and replay of this conference call can be accessed at the investor relations portion of Nortech Systems’ website at www.nortechsys.com or at www.investorcalendar.com.  A podcast (MP3 download) of the webcast will also be available.

A telephone replay will be available through March 20, 2008, by dialing 877-660-6853 (from U.S.) or 201-612-7415 (International).  To access the replay, the account number 286 and conference ID 276969 are both required.

About Nortech Systems Incorporated

Nortech Systems Incorporated (www.nortechsys.com), based in Wayzata, Minn., is a full-service electronics manufacturing services (EMS) provider of wire and cable assemblies, printed circuit board assemblies, and higher-level complete box build assemblies for a wide range of industries.  Markets served include industrial equipment, military/defense, medical and transportation.
The company has manufacturing capabilities and operating partners in the U.S., Asia and Latin America.  Nortech Systems Incorporated is traded on the NASDAQ Stock Market under the symbol NSYS.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  While this release is based on management’s best judgment and current expectations, actual results may differ and involve a number of risks and uncertainties.  Important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation: volatility in market conditions which may affect market supply of and demand for the company’s products; increased competition; changes in the reliability and efficiency of operating facilities or those of third parties; risks related to availability of labor; commodity and energy cost instability; general economic, financial and business conditions that could affect the company’s financial condition and results of operations; as well as risk factors listed from time to time in the company’s filings with the SEC.

The factors identified above are believed to be important factors (but not necessarily all of the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by the company.  Unpredictable or unknown factors not discussed herein could also have material adverse effects on forward-looking statements.  All forward-looking statements included in this press release are expressly qualified in their entirety by the forgoing cautionary statements.  The company undertakes no obligations to update publicly any forward-looking statement (or its associated cautionary language) whether as a result of new information or future events.

Condensed Statements of Operations

	Three months ended Dec. 31,		Twelve months ended Dec. 31,
	Unaudited		Audited
	2007	2006	2007	2006
Net Sales	$29,330,994	$27,667,955	118,099,031	$105,147,228
Income from Operations	1,124,232	766,162	3,647,335	2,648,817
Income before Income Taxes	806,113	534,578	2,477,013	1,881,778
Tax Provision	302,000	100,000	898,000	570,000
Net Income	504,113	434,578	1,579,013	1,311,778
Net Income Per Basic Share	0.19	0.16	0.59	0.50
Weighted Average Number of Shares - Basic	2,695,946	2,646,332	2,690,717	2,628,635
Net Income Per Diluted Share	0.19	0.16	0.58	0.49
Weighted Average Number of Shares — Diluted	2,719,749	2,690,679	2,724,886	2,682,454

Condensed Balance Sheets — Audited

	Dec. 31, 2007	Dec. 31, 2006
Current Assets	$36,618,349	$32,752,654
Property and Other Assets	10,382,105	9,125,290
Total Assets	$47,000,454	$41,877,944

Current Liabilities	$21,805,997	$20,041,376
Long-Term Debt	4,883,608	3,534,709
Shareholders’ Equity	20,310,849	18,301,859
Total Liabilities and Shareholders’ Equity	$47,000,454	$41,877,944